For period ended 10-31-15
Registrant Name: American Beacon Funds
File Number: 811-04984

Item 77.C   Submission of matters to a vote of security holders.

Special meetings of shareholders of each of the portfolios of the American Beacon Funds (the "Trust") was held on April 7 and April 28, 2015. The shareholders of each portfolio of the Trust (the "Funds") approved a new investment management agreement between American Beacon Advisors, Inc. and the Funds. Approval of this proposal required a majority of the outstanding voting securities of each Fund. The following are the results of the shareholder votes for this proposal:

Fund                                    For               Against       Abstain             Non-Voting
Short Term Bond                    225,614,812.58          148,951.69       103,110.14        10,637,861.15

Mid Cap Value                      305,511,000.55          698,760.67     1,370,575.27       101,028,297.64

Retirement Income and
          Appreciation              88,356,773.62          122,298.16       110,091.44        15,347,160.00

High Yield Bond                    139,702,324.27          363,481.29       998,635.09        71,804,736.72

Emerging Markets Equity            108,631,932.67           54,951.31         5,522.70         5,078,142.87

Intermediate Bond                  423,895,861.18           19,848.56        22,610.48         2,016,351.15

International Equity             1,428,080,922.51        3,293,065.83     8,377,501.20       432,294,039.33

Small Cap Value                  2,288,894,017.11       29,341,838.22    50,807,337.16       423,167,680.35

Large Cap Value                  4,525,054,669.33       67,573,508.30   133,835,980.79       975,861,116.46

Balanced                           785,874,263.69        1,269,741.04     1,852,167.45       192,389,062.82



The shareholders of the Trust also approved the re-election of nine of the current Trustees to the Board of the Trust and the election of two additional Trustees to the Board. Approval of this proposal required a plurality vote of the Trust's shares. The following are the results of the election of each
Trustee:


Alan D. Feld
Affirmative             14,899,039,186.08
Withhold                 1,998,595,306.89

W. Humphrey Bogart
Affirmative             16,532,151,093.14
Withhold                   365,483,399.83

Brenda A. Cline
Affirmative             16,662,050,138.08
Withhold                   235,584,354.89

Richard A. Massman
Affirmative             16,651,582,060.07
Withhold                   246,052,432.90

R. Gerald Turner
Affirmative             16,653,429,720.08
Withhold                   244,204,772.89

Thomas M. Dunning
Affirmative             16,651,792,247.83
Withhold                   245,842,245.14

Eugene J. Duffy
Affirmative             16,430,210,258.21
Withhold                   467,424,234.76

Barbara J. McKenna
Affirmative             16,435,773,869.81
Withhold                   461,860,623.16

Gerard J. Arpey
Affirmative             16,659,813,172.19
Withhold                   237,821,320.78

Gilbert G. Alvarado
Affirmative             16,655,574,211.10
Withhold                   242,060,281.87

Joseph B. Armes
Affirmative             16,653,130,207.99
Withhold                   244,504,284.98
